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                                                                   EXHIBIT 10.17

September 5, 2003


Neal Goldman
[Personal Information Omitted]

Dear Neal:

It's my pleasure to extend an offer of employment to you with 3Com Corporation as the Senior Vice President, General Counsel and Corporate Secretary, reporting directly to Bruce Claflin.

Your starting salary will be $375,000.00, per year, payable semi-monthly. This is based on your monthly salary of $31,250.00. You will also be eligible to participate in the 3Com discretionary Executive Incentive plan. Currently, this plan offers you the opportunity to earn a bonus with a target amount of 65% of your base salary. Actual bonus payouts are based on various factors, including company and individual performance, and paid semi-annually.

In addition to your salary, you will receive an employee stock option grant of 330,000 shares of stock subject to the terms and conditions of the 3Com Corporation 1983 Stock Option Plan and the appropriate approval. The price of the shares for this grant will be the closing stock price on your start date, or if the stock market is closed on your start date, the closing stock price on the last trading day prior to your start date. Additionally, you will be granted 20,000 shares of restricted stock.

3Com also offers a competitive complement of benefits, which currently includes 33 days of combined time off and holidays, and the Employee Stock Purchase Program.

We are pleased to offer you a one-time sign on bonus of $300,000.00. This bonus is considered taxable income and subject to the appropriate federal and state taxation rates. You will receive the first half of your bonus, $150,000.00 within 30 days of commencing your employment with 3Com. By signing this letter below, you agree to repay the entire sign on bonus if you voluntarily leave 3Com within one year of the effective date of your hire. The second half of your bonus, $150,000.00 will be payable one year from your effective date of hire.

As a condition of employment, you must sign the attached Employee Agreement stating, among other things, that you will keep company information confidential throughout and beyond your 3Com employment. This offer of employment is also contingent upon receipt of satisfactory proof of identification and work authorization as required by the Immigration Reform and Control Act of 1990, and the receipt of satisfactory references. In addition, this offer is contingent on the successful results of a pre-employment screening. You will sign an authorization for this purpose on the employment application form, if you have not done so already. Any falsification of all applicant's employment history, criminal history or educational background will result in withdrawal of the offer and or termination of employment, if hired.

The terms and conditions of your proposed employment with 3Com in this letter supersede any contrary verbal representations concerning conditions of employment. While we are confident that we will have a mutually beneficial employment relationship, employment with 3Com is voluntary and at-will. This means that you are free to resign at any time without cause or notice. Similarly, 3Com is free to terminate the employment relationship at any time without cause or notice. Exceptions to this employment-at-will policy may be made only by a written agreement signed by a 3Com officer.
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This offer of employment is open for a period of 10 working days from the date of this letter. Within this time period, please confirm your acceptance by signing on the space below and return to me.

Let me close by reaffirming our belief that the skill and background you bring to 3Com will be instrumental to the future success of the Company. 3Com believes that the single most important factor in our success has been our people. I look forward to working with you very soon.

Sincerely,


/s/ Gwen McDonald
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Gwen McDonald
VP of Human Resources
3Com Corporation

I accept the offer of employment at 3Com based on the terms described in this offer letter.

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Signature                                       Date


/s/  NEAL D. GOLDMAN                            September 29, 2003
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                                                Expected Start Date